Exhibit 10.2

FIRST AMENDMENT TO
AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of April 3, 2020, is entered into by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum”), QUANTUM LTO HOLDINGS, LLC, a Delaware limited liability company (“Quantum LTO” and together with Quantum and each other Person joined to the Credit Agreement as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the “Lenders” and each a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A.    Agent, the Lenders and the Borrowers are parties to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of December 27, 2018 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B.    The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Required Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions.

(a)    Interpretation. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

(b)    New Definitions. The following defined terms are hereby added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“First Amendment” shall mean the First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of the First Amendment Effective Date, by and among Agent, Lenders and the Borrowers.

“First Amendment Effective Date” shall mean April 3, 2020.

2.Financial Covenants. Section 6.5 of the Credit Agreement is hereby amended by deleting subsections (c) and (d) of such Section in their entirety and replacing them with the following:

“(c) Total Net Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Maximum Total Net Leverage Ratio
March 31, 2019	5.43 to 1.00
June 30, 2019	4.80 to 1.00
September 30, 2019	4.40 to 1.00
December 31, 2019	3.75 to 1.00
March 31, 2020	Not Tested
June 30, 2020	3.25 to 1.00
September 30, 2020	2.75 to 1.00
December 31, 2020	2.50 to 1.00
March 31, 2021 and each fiscal quarter ending thereafter	2.50 to 1.00

(d) Total Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarters then ended set forth below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
March 31, 2019	6.00 to 1.00
June 30, 2019	5.30 to 1.00
September 30, 2019	5.00 to 1.00
December 31, 2019	4.50 to 1.00
March 31, 2020	Not Tested
June 30, 2020	4.00 to 1.00
September 30, 2020	3.50 to 1.00
December 31, 2020	3.50 to 1.00
March 31, 2021 and each fiscal quarter ending thereafter	3.50 to 1.00”

3.Re-set of Financial Covenants. Notwithstanding anything to the contrary set forth in the Credit Agreement or any of the Other Documents: (x) on or before April 24, 2020 (or such later date as Agent may agree in its sole discretion), Borrowers shall deliver to Agent, in a form reasonably satisfactory to Agent, a financial model, and (y) on or before May 15, 2020 (or such later date as Agent may agree in its sole discretion), Borrowers, Agent and Lenders shall enter into an amendment to the Credit Agreement, in form and substance satisfactory to Agent and Lenders in their sole discretion, providing for, among other things, a re-set of the financial covenants set forth in Section 6.5 of the Credit Agreement. If the Borrowers fail to comply with the covenants set forth in this Section 3, such failure shall constitute an additional and immediate Event of Default under Section 10.5(a) of the Credit Agreement.

4.Amendment Fee. In consideration of the agreements set forth herein, Borrowers hereby agree to pay to Agent, for the benefit of the Lenders, an amendment fee in the amount of $100,000, which fee shall be fully earned as of and due and due and payable on the First Amendment Effective Date. Borrowers hereby agree that Agent may, in its sole discretion, charge Borrowers’ Account with the amount of such amendment fee in satisfaction thereof.

5.Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a)    each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b)    this Amendment has been duly executed and delivered by each Loan Party;

(c)    this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally;

(d)    the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Term Loan Documents, (iv) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (y) any immaterial Consents of any Governmental Body, or (z) those Consents set forth on Schedule 5.1 to the Credit Agreement, all of which will have been duly obtained, made or complied with prior to the First Amendment Effective Date and which are in full force and effect on the First Amendment Effective Date, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation the Term Loan Documents;

(e)    each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f)    each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as of such earlier or specified date; and

(g)    after giving effect to the transactions contemplated by this Amendment, on the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

6.Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent:

(a)    Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party;

(b)    Agent shall have received, in form and substance satisfactory to Agent, an amendment to the Term Loan Agreement, duly authorized, executed and delivered by the Borrowers, the Term Loan Agent and the Term Loan Lenders, which amendment shall include, among other things, (x) the postponement of the principal installment of the Term Loan due and payable on March 31, 2020 until June 30, 2020 and (y) a waiver of the Total Net Leverage Ratio covenant set forth in Section 6.5(c) of the Term Loan Agreement with respect to the four fiscal quarter period ending March 31, 2020 (it being understood and agreed that Amendment No. 2 to Term Loan Credit and Security Agreement, dated as of March 31, 2020, among the Borrowers, Term Loan Agent and the Term Loan Lenders is satisfactory to Agent);

(c)    Agent shall have received payment from Borrowers of all fees payable to Agent and Lenders on the First Amendment Effective Date pursuant to the terms of the Fee Letter and all other fees, charges and disbursements of Agent and its counsel required to be paid pursuant to the Credit Agreement in connection with the preparation, execution and delivery of this Amendment;

(d)    all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its counsel; and

(e)    on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

7.Reaffirmation. Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party.

8.Acknowledgments. To induce Agent and Lenders to enter into this Amendment, Borrowers and each other Loan Party acknowledge that:

(a)    as of the First Amendment Effective Date, (i) Agent and Lenders have performed without default all obligations required of Agent and Lenders under the Credit Agreement and each of the Other Documents; and (ii) there are no disputes with or claims against Agent or Lenders, or any knowledge of any facts giving rise to any disputes or claims, related to the Credit Agreement or any of the Other Documents, including, without limitation, any disputes or claims or knowledge of facts giving rise thereto, that involve a breach or violation on the part of Agent or any Lender of the terms and conditions of the Credit Agreement or any of the Other Documents; and

(b)    no Loan Party has any valid defense to the enforcement of their respective obligations set forth in the Credit Agreement, the Other Documents or this Amendment, as applicable, by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment.

9.Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the Laws of the State of New York.

10.Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

11.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

12.Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

13.Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

14.Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, as of the date of this Amendment, both at law and in equity, which such Loan Party, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, any of the Other Documents or transactions thereunder or related thereto; provided that nothing contained herein shall release any Releasee from any Claims resulting from the gross negligence, willful misconduct or material breach of the Credit Agreement or any of the Other Documents by any Releasee as determined by a court of competent jurisdiction in a final non-appealable judgment or order or for any Claim arising with respect to obligations arising under this Amendment or the documents entered into as of the First Amendment Effective Date.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	QUANTUM CORPORATION By: /s/ J. Michael Dodson Name: J. Michael Dodson Title: Chief Financial Officer
QUANTUM LTO HOLDINGS, LLC By: /s/ J. Michael Dodson Name: J. Michael Dodson Title: Chief Financial Officer
AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender By: /s/ Daniela Piemonte Name: Daniela Piemonte Title: Vice President

[Signature Page to First Amendment to Amended and Restated Revolving Credit and Security Agreement]